Exhibit 3.5

RICH UNCLES NNN REIT, INC.

ARTICLES SUPPLEMENTARY

Rich Uncles NNN REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article 7 of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated 100,000,000 authorized but unissued shares of Class C Common Stock, $0.001 par value per share, of the Corporation (the “Class C Common Shares”), as shares of Class S Common Stock, $0.001 par value per share with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article 7 of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Charter.

Class S Common Shares

Section 1. Designation and Number. A class of stock of the Corporation, designated as “Class S Common Stock” (the “Class S Common Shares”), is hereby established. The total number of authorized Class S Common Shares shall be one-hundred million (100,000,000).

Section 2. Preferences and Rights. Except as set forth in Sections 3 and 4, the Class S Common Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class C Common Shares.

Section 3. Distributions. Holders of the then outstanding Class S Common Shares shall be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment thereof, dividends and other distributions. Dividends and other distributions shall be made with respect to the Class S Common Shares at the same time as those made with respect to the Class C Common Shares. The dividends and other distributions with respect to Class S Common Shares may vary from dividends and other distributions with respect to each other class of stock of the Corporation to reflect, among other things, differences among the net asset values per share of each such class or series and to such extent and for such purposes as the Board may deem appropriate. The dividends and other distributions with respect to Class S Common Shares may vary among the holders of Class S Common Shares to account for differences in the fees and expenses that may be payable to selling agents with respect to such Class S Common Shares.

Section 4. Voting Rights. Each outstanding Class S Common Share shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders. Except as may be provided otherwise in the Charter, and subject to the express terms of any class or series of shares of Preferred Stock, each holder of a Class S Common Share shall vote together with the holders of all Class C Common Shares. The holders of Class S Common Shares shall have exclusive voting rights on any amendment to the Charter (including the terms of the Class S Common Shares set forth herein) that would alter only the contract rights of the Class S Common Shares and no holders of any other class or series of shares of stock of the Corporation shall be entitled to vote thereon. The holders of Class S Common Shares shall have no right to vote on any amendment to the Charter (including the terms of the Class C Common Shares) that would alter only the contract rights of the Class C Common Shares.

Section 5. Application of the Charter. All provisions of the Charter applicable to the Class C Common Shares, including, without limitation, the provisions of Section 5.11, Section 5.12, Articles 6, Article 7, Section 8.5, Section 8.9, Section 8.10 and Section 9.1, shall apply to the same extent to the Class S Common Shares.

Section 6. Status of Redeemed Shares. Any Class S Common Shares that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Class S Common Shares.

SECOND: The Class S Common Shares have been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of August, 2017.

ATTEST:		RICH UNCLES NNN REIT, INC.

By:	/s/ Jean Ho	By:	/s/ Harold Hofer
	Name: Jean Ho		Name: Harold Hofer
	Title: Secretary		Title: Chief Executive Officer

[Signature Page to Articles Supplementary]